Exhibit 99.1

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Investor Contact:
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Overstock Announces Changes to its Board of Directors

SALT LAKE CITY - Feb 19, 2020 - The Board of Directors of Overstock.com, Inc. (NASDAQ:OSTK) appointed Dr. Robert Shapiro, PhD. to the board as of February 17, 2020. Shapiro is the chairman and founder of Sonecon, LLC, a firm advising businesses, governments and non-profit organizations on economic and security-related matters. He also has been, and remains, a member of the boards of directors of Medici Ventures, Overstock’s wholly owned blockchain accelerator, and Medici Land Governance.

“Rob is a fantastic addition to the Overstock board,” said Overstock Chairwoman of the Board Allison Abraham. “He brings a wealth of experience in both the private and public sectors at a critical point in the evolution of our company. I am confident that all areas of our business will benefit from his involvement.”

“Rob is a natural choice to represent our shareholders,” said Overstock CEO and board member Jonathan Johnson. “For three years, he has provided valuable insights to Medici Ventures as it has built its blockchain businesses. I’m confident he will bring similar value to Overstock.”

“I’m excited to become a member of the board,” said Shapiro. “I have been associated with Overstock and have worked with Jonathan since 2004. I look forward to working with the Overstock board as the company continues to lead the way in both retail and blockchain technology.”

Dr. Shapiro replaces the company’s former director Dr. Kamelia Aryafar, PhD., who has resigned from her seat on the board and her executive role with the company. Aryafar’s executive duties have been absorbed by other members of Overstock’s leadership.

“Kamelia helped us advance important machine learning and artificial intelligence technology during her time at Overstock. We are grateful for her contributions.” said Johnson.

“Overstock has built some spectacular technology,” said Aryafar. “I’m pleased to have led the outstanding ML and AI efforts at Overstock. Its well-established technology roadmap ensures future success for the company.”

About Robert Shapiro

Robert Shapiro is the chairman and founder of Sonecon, LLC, a private firm that advises U.S. and foreign businesses, governments and non-profit organizations on economic and security-related matters. Dr. Shapiro has advised, among others, U.S. President Bill Clinton, British Prime Minister Tony Blair, Vice President Al Gore, Jr., U.K. Foreign Minister David Miliband, Secretary of State Hillary Clinton, Treasury Secretaries Robert Rubin and Timothy Geithner, and many senior members of the Obama administration, the U.S. Senate and the House of Representatives. He and Sonecon also have advised senior officials of the Departments of Defense and Energy; senior executives at private firms including AT&T, Elliot Management, Exxon-Mobil, Gilead Sciences; and Google, and non-profit organizations including the International Monetary Fund, the Johns Hopkins University Applied Physics Laboratory, the U.S. Chamber of Commerce, and the Center for American Progress.

Dr. Shapiro is also a Senior Fellow of the Georgetown University Center for Business and Public Policy, director of the NDN Center on Globalization, chief strategist for Brand Transact, and a member of the board of directors of Medici Ventures, and the advisory boards of Gilead Science and Cote Capital. From 1997 to 2001, he was U.S. Under Secretary of Commerce for Economic Affairs. Prior to that, he was co-founder and Vice President of the Progressive Policy Institute and, before that, the Legislative Director and Economic Counsel to Senator Daniel P. Moynihan.

Dr. Shapiro also served as the principal economic advisor to Bill Clinton in his 1991-1992 presidential campaign, and as a senior economic advisor to Hillary Rodham Clinton in 2016 and, before that, to the presidential campaigns of Barack Obama, John Kerry and Al Gore, Jr. Dr. Shapiro has been a Fellow of Harvard University, the Brookings Institution, the National Bureau of Economic Research, and the Fugitsu Institute. He holds a Ph.D. and M.A. from Harvard University, a M.Sc. from the London School of Economics and Political Science, and an A.B. from the University of Chicago.

About Overstock
Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (Medici Ventures’ tZERO platform:OSTKO) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly owned subsidiary dedicated to the development and acceleration of blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages of its website, Overstock.com.

O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding the company’s leadership. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended September 30, 2019, which was filed with the SEC on November 12, 2019, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.